Exhibit 8.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

February 20, 2024

Board of Trustees

Elme Communities

7550 Wisconsin Avenue Suite 900

Bethesda, MD 20814

To the addressee referred to above:

We have acted as tax counsel to Elme Communities, a Maryland real estate investment trust (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”, which includes the Company’s prospectus dated February 20, 2024 (the “Prospectus”)), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering of an unlimited amount of one or more series of the following securities of the Company: (i) preferred shares of beneficial interest of the Company, par value $0.01 per share (the “Preferred Shares”), (ii) common shares of beneficial interest of the Company, par value $0.01 per share (the “Common Shares”), (iii) rights to purchase Common Shares, (iv) depositary shares representing Preferred Shares, (v) warrants to purchase Common Shares and (vi) unsecured senior or subordinate debt securities, all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus.

In connection with the filing of the Registration Statement, we have been asked to provide you with certain legal opinions regarding U.S. federal income tax matters specifically set forth below under the caption titled “Opinions.”

Bases for Opinions

The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

Board of Trustees

Elme Communities

February 20, 2024

In rendering the following opinions, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinions, including, but not limited to, the following documents (including exhibits and schedules thereto) which we have, with your consent, relied upon (without any independent investigation or review thereof):

1.	the Company’s Registration Statement, including the Prospectus;

2.

the discussion under the caption “Material U.S. Federal Income Tax Considerations” set forth in Item 9B of our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission on February 16, 2024 (the “Tax Disclosure”);

3.	the Articles of Amendment and Restatement of the Company as amended through the date hereof; and

4.	such other documents as we deemed necessary or appropriate (those documents referred to in clauses (1) through (4), the “Reviewed Documents”).

The opinions set forth in this letter are premised on, among other things, the written representations of the Company contained in a letter to us dated as of the date hereof (the “Management Representation Letter”). Although we have discussed the Management Representation Letter with the signatory thereto, for purposes of rendering our opinions, we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents and the Management Representation Letter. We consequently have relied upon the representations and statements of the Company as described in the Reviewed Documents and the Management Representation Letter, and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects.

In this regard, we have assumed with your consent the following:

1.

that (A) all of the representations and statements as to factual matters set forth in the Reviewed Documents and the Management Representation Letter are true, correct, and complete as of the date hereof, (B) any representation or statement in the Reviewed Documents and the Management Representation Letter made as a belief or made “to the knowledge of” or similarly qualified is true, correct and complete as of the date hereof, without such qualification, (C) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms, and (D) each of the obligations of the Company, and its subsidiaries, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms;

2.

the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

3.	that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us; and

Board of Trustees

Elme Communities

February 20, 2024

4.

that, from and after the date of this letter, the Company will comply with its representation contained in the Management Representation Letter that the Company will utilize all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code, and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code in order to correct any violations of the applicable real estate investment trust (“REIT”) qualification requirements of Sections 856 and 857 of the Code, to the full extent the remedies under such provisions are available.

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Registration Statement, the Prospectus, the Tax Disclosure and the Management Representation Letter) may adversely affect the conclusions stated herein.

Opinions

Based upon, and subject to the assumptions and qualifications set forth herein, including, without limitation, the limitations set forth in the next paragraphs, below, we are of the opinion that:

1.

the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of its taxable years beginning with its taxable year ended December 31, 2020, and the Company’s current organization and current and proposed method of operation (as described in the Registration Statement, the Prospectus, the Tax Disclosure and the Management Representation Letter) will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2024, and future taxable years; and

2.	the portions of the discussion in the Tax Disclosure that describe provisions of applicable U.S. federal income tax law are correct in all material respects as of the date hereof.

The Company’s qualification and taxation as a REIT under the Code depends upon the ability of the Company to meet (and have met) on an ongoing basis (through actual quarterly and annual operating results, distribution levels, diversity of share ownership and otherwise) the various qualification tests imposed under the Code, and upon the Company utilizing any and all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code. Our opinions set forth above do not foreclose the possibility that the Company may have to utilize one or more of these “savings provisions” in the future, which could require the Company to pay an excise or penalty tax (which could be significant in amount) in order to maintain its REIT qualification. We have not undertaken (and will not undertake) to review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

Board of Trustees

Elme Communities

February 20, 2024

This opinion letter addresses only the specific U.S. federal income tax matters set forth above and does not address any other U.S. federal, state, local or foreign legal or tax issues.

This opinion letter has been prepared for your use in connection with the filing of the Registration Statement and speaks only as of the date hereof. We assume no obligation by reason of this opinion letter or otherwise to advise you of any changes in our opinions subsequent to the delivery of this opinion letter. This opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent. In addition, this opinion letter may not be relied on by any other person for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to Hogan Lovells US LLP under the caption “Legal Matters” in the Prospectus. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP